Exhibit 10.1

Trex Company, Inc.

Description of Non-Employee Director Compensation

Non-employee directors of Trex Company receive cash and stock-based compensation under the Trex Company, Inc. Amended and Restated 1999 Incentive Plan for Outside Directors, which is referred to herein as the “Outside Director Plan.” Until February 2006, the Outside Director Plan was administered by a committee consisting of Trex Company’s Chief Executive Officer and Trex Company’s Chief Financial Officer. Beginning in February 2006, the Outside Director Plan is administered by the nominating/corporate governance committee. All stock-based grants awarded as compensation to non-employee directors are issued under the Trex Company, Inc. 2005 Stock Incentive Plan, which (together with Trex Company’s predecessor stock incentive plan amended and restated by the current plan) is referred to herein as the “Stock Incentive Plan.”

Upon their initial appointment to the board of directors, non-employee directors receive stock-based awards for or based on 2,000 shares of common stock. For service on the board of directors, each non-employee director receives an annual fee of $20,000 and an annual stock-based grant for or based on 2,000 shares of common stock. In addition, each member of the audit committee (other than the chairman) is entitled to receive an annual committee fee of $5,500, each member of the compensation and the nominating/corporate governance committees (other than their respective chairmen) is entitled to receive an annual committee fee of $3,500, the chairman of the audit committee is entitled to receive an annual committee fee of $10,000, and the chairmen of the compensation and the nominating/corporate governance committees are entitled to receive an annual committee fee of $7,500. The $20,000 annual director fee and the annual committee fees are paid in the form of cash or stock-based grants (based on the Black-Scholes valuation model), or a combination of these forms of consideration, based on the percentages of the forms of consideration elected by the serving director, in four equal quarterly installments in arrears on the first business day following each quarter of the fiscal year in which the eligible director completes board or committee service. The annual stock-based grants are made on the date of the first regularly scheduled board of directors meeting after June 30 of each year.

Before February 2006, the annual stock-based grants were made in the form of stock options. In February 2006, the board of directors amended the Outside Director Plan to provide that the board may make stock-based grants in the form of stock-settled stock appreciation rights or stock options. As of February 2006, unless and until the board of directors determines otherwise, stock-based grants under the Outside Director Plan will be made in the form of stock-settled stock appreciation rights.

The exercise price per share of each stock option is the fair market value of the common stock on the option grant date. Upon exercise of a vested stock appreciation right, the non-employee director will be entitled to receive a number of shares of common stock with a value based on the excess of the fair market value of the common stock on the vesting date over the fair market value of the common stock on the grant date. Each stock option or stock appreciation right granted vests on the first anniversary of the grant date. No option or stock appreciation right is exercisable more than ten years after the grant date. Upon the termination of a non-employee director’s service for any reason (other than for cause), any options or stock appreciation rights granted to the director will vest, and the director will have the right, at any time within five years after the date of termination of service and before termination of the options or stock appreciation rights, to exercise any options or stock appreciation rights held by the director on the service termination date.